nStor Technologies, Inc.
                                   Exhibit 21

                           Subsidiaries of the Company
                                       and
                       State of Incorporation or Formation


nStor Corporation, Inc.                                   Delaware
nStor Technologies, Asia, Inc.                            Florida
Stonehouse Technologies, Inc.                             Texas
Stonehouse I Financial Solutions, Inc.                    Texas